Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. INCREASES QUARTERLY DIVIDEND FOR COMMON STOCKHOLDERS BY 17%

Jericho, NY – January 30, 2025 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), today announced an increase to its regular quarterly dividend by 17% to $0.175 per share of common stock, payable on March 3, 2025, to each stockholder of record on February 14, 2025.

“Our consistent industry leading performance and growth over the past several years has allowed the Company to increase its regular stockholder dividend by 17%,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “This marks the fourth consecutive increase for Esquire’s stockholders since initiating dividends in 2022.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. The Company was named to Fortune’s 2024 Fastest-Growing Companies list. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com